Exhibit 99.1

Crane Co.	NEWS

Contact: Pamela J.S. Styles Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. REPORTS FOURTH QUARTER EARNINGS AND

TERMINATION OF ASBESTOS SETTLEMENT AGREEMENT;

INCREASES FULL YEAR 2005 GUIDANCE

Termination of Asbestos Settlement

•	The Company exercised its right to terminate the Master Settlement Agreement following material change in case law from the Third Circuit’s Combustion Engineering decision

•	Cancellation of the settlement funding obligation and return to tort system for claim resolution is expected to reduce 2005 interest expense by $.07 per share; as a result, the Company increased its full year 2005 guidance to $2.10-$2.25 from $2.05-$2.15 per share

Fourth Quarter Highlights (vs. Fourth Quarter 2003):

•	Sales increased 13% to $485.6 million

•	Operating profit, before adjustment to asbestos liability, decreased 13% to $46.2 million

•	Operating profit margin, before adjustment to asbestos liability, was 9.5% vs. 12.4%

•	Earnings per share of $.78 per share vs. $.56 per share

•	EPS of $.78 including $.52 from operations, an $.11 gain from the previously announced Victaulic divestiture and $.15 from the reduction in the asbestos liability

Full Year Highlights (vs. Full Year 2003):

•	Sales grew 16% to $1.9 billion

•	Operating profit, before asbestos and environmental charge, increased 10% to $186.3 million

•	Earnings per share increased 19% to $2.09 per share, including the $.11 gain on the Victaulic divestiture and before asbestos and environmental charge. After the charge, the Company reported a full year net loss of $1.78 per share

STAMFORD, CONNECTICUT – January 24, 2005 - Crane Co. (NYSE: CR), a diversified manufacturer of engineered industrial products, reports fourth quarter 2004 net income increased to $46.4 million, or $.78 per share, compared with net income of $33.7 million, or $0.56 per share, reported in the fourth quarter 2003. Net income of $46.4 million included a $6.5 million gain from the Victaulic divestiture, as well as a $9.1 million increase to income resulting from the adjustment of the Company’s asbestos liability to a tort system liability estimate after termination of the Master Settlement Agreement as discussed below.

The fourth quarter sales increase of $57.3 million, or 13%, included $30.4 million (7%) from core business growth, incremental sales of $14.5 million (3%) from the P.L. Porter and Hattersley businesses acquired in January 2004, and $12.4 million (3%) from favorable foreign currency translation. Operating profit of $46.2 million, before the asbestos liability adjustment, declined $7.0 million, or 13%, from $53.2 million principally due to reduced margins in the Aerospace & Electronics Segment, reflecting reduced commercial aftermarket sales, increased investment in engineering for new product development and weak microwave and microelectronics shipments in Electronics. The Company’s Fluid Handling and Engineered Materials Segments continued to experience higher raw material costs that have not yet been fully offset by price increases. Operating profit margin before the asbestos liability adjustment dropped to 9.5% from 12.4% in the fourth quarter 2003.

Full year 2004 net income, before the net impact of asbestos and environmental charge, increased to $123.9 million, or $2.09 per share (including $.11 per share from the Victaulic divestiture), compared with net income of $104.3 million, or $1.75 per share, reported for the full year 2003. Including the impact from the asbestos and environmental charge of $229.3 million, the Company recorded a full year 2004 net loss of $105.4 million, or $1.78 per share.

The full year sales increase of $254.3 million, or 16%, included $97.9 million (6%) from core business growth, incremental sales of $106.9 million (7%) from acquisitions and $49.5 million

(3%) from favorable foreign currency translation. Full year operating loss was $161.5 million, with an operating profit of $186.3 million before the net impact of the asbestos and environmental charge. Operating profit, before the charge, increased $17.3 million, or 10%, reflecting improvement in each segment except Aerospace and Electronics. Operating profit margin of 9.9%, before the asbestos and environmental charge, was below prior year margin of 10.3% driven by lower margins in the Aerospace & Electronics Segment.

Order backlog at December 31, 2004 totaled $566.7 million compared with backlog of $572.4 million at September 30, 2004.

“Fourth quarter operating results were in line with our guidance,” said Crane Co. president and chief executive officer, Eric C. Fast. “We are seeing market improvement now in most of our end markets; however, higher material costs are impacting margins in Engineered Materials, Fluid Handling and, to a lesser extent, Merchandising Systems. Aerospace & Electronics margins remain under pressure from the mix of OEM/aftermarket sales and higher engineering costs for new programs, as well as lower sales volume levels of Electronics products. With the termination of our asbestos settlement, we are revising our guidance for 2005 upward from $2.05-$2.15 to $2.10-$2.25 per share reflecting interest savings from longer-term funding in the tort system as compared to the settlement agreement.”

Divestitures

As previously announced, on December 31, 2004, the Company sold the UK-based business and intellectual property of Victaulic for $15.3 million in an all cash transaction. The Company realized an after-tax gain of $6.5 million, or $.11 per share, on the sale. The Victaulic trademark and business assets were acquired in connection with the acquisition of certain valve and fittings product lines from Etex S.A. in June 2003.

Asbestos Update

On October 21, 2004 the Company reached an agreement in principle to resolve all current and future asbestos-related personal injury claims against the Company, to be structured and implemented pursuant to Section 524(g) of the U.S. Bankruptcy Code. On that date, MCC Holdings, Inc., an indirect wholly owned subsidiary of the Company formerly known as Mark Controls Corporation (“MCC”), entered into a Master Settlement Agreement (“MSA”) with representatives of a majority of current claimants and a Settlement Trust Agreement, which provides for a $280 million trust (the “MCC Settlement Trust”) to be funded and administered to pay asbestos-related personal injury claims settled under the MSA.

On December 2, 2004, the United States Court of Appeals for the Third Circuit reversed the District Court order approving Combustion Engineering’s asbestos-related bankruptcy plan of reorganization and addressed the scope of Section 524(g) and the appropriate structure of transactions providing relief for asbestos defendant companies under Section 524(g). The Court’s opinion, in the Company’s view, constitutes a material change in the case law regarding Section 524(g) transactions, and accordingly, on January 24, 2005, the Company exercised its right to terminate the MSA. As a consequence of the Company’s notice of termination, the trustee of the MCC Settlement Trust is required to return to the Company (i) the Company’s $270 million demand note and (ii) $10 million in cash that was paid on October 21, 2004.

Crane Co. management, with the assistance of outside experts, has reviewed the estimated asbestos liability in light of the termination of the MSA. Because of the many uncertainties inherent in predicting the course of asbestos litigation, management believes that it is not possible to make a meaningful estimate of the Company’s asbestos liability beyond the year 2011. Based on its most recent experience, the Company has made its best estimate of the costs through 2011 of resolving asbestos claims in the tort system. It has also adjusted the assumed rate of insurance recoveries from 30% for the accelerated settlement payments back to 40% under the tort system. Under the tort system, the Company incurs not only settlement costs but substantial legal defense costs, and the Company’s best estimate of these costs for both pending and future claims through 2011 (including certain related fees and expenses) amounted to $649.7 million at December 31, 2004. This compares to the MSA-based liability estimate of $565.9 million ($578 million at September 30, 2004) which represents the cost of the one-time settlement of all asbestos claims against the Company. The $83.8 million higher liability estimate under the tort system includes the added cost to defend claims against the Company. However, the higher insurance recovery rate in the tort system (40%), as compared with the MSA (30%), is expected to provide the Company with greater insurance recoveries of approximately $97.8 million. Thus, the net estimated cost after anticipated insurance recoveries was reduced by $14 million, which increased net income by $9.1 million, or $0.15 per share, in the fourth quarter of 2004.

All discussions and financial disclosure in this press release and supporting financial statements reflect the Company’s current financial position subsequent to termination of the MSA.

Please see the additional asbestos-related information provided in the Company’s Form 8-K filed with the SEC together with this press release.

Financial Position

During the fourth quarter of 2004, the Company generated cash flow from operating activities of $66 million before asbestos-related payments, compared with $73 million in 2003. Funds in the fourth quarter 2004 were used to invest $7 million in capital expenditures and to pay $6 million in dividends to shareholders. During the quarter, the Company paid $20 million of asbestos-related fees and costs. In addition, $15 million of cash was generated from the Victaulic divestiture. Debt was reduced by $41 million during the quarter. The Company did not repurchase shares during the fourth quarter 2004, but over the course of the full year 2004 invested a total of $43 million to repurchase 1,388,100 shares, and the Company also invested $50 million in two acquisitions. Over the full year, the Company generated cash flow from operations, before asbestos-related payments, of $149 million in 2004 compared with $171 million in 2003. At December 31, 2004, net debt to capital was 27.1%, compared with 34.5% at September 30, 2004, reflecting the elimination of the $280 million of debt related to the MSA.

On January 21, 2005, the Company entered into a new five-year $450 million credit agreement, in a transaction underwritten and arranged by JPMorgan. This new credit facility, which replaces a $300 million credit agreement that was due to expire on July 22, 2007, has a $300 million five year revolving credit line for general corporate purposes and an available $150 million term loan that can be drawn, under certain conditions, for the funding of a comprehensive asbestos settlement. The financial covenants contained in the new agreement are consistent with the Company’s previous revolving credit facility.

Segment Results

All comparisons below refer to the fourth quarter 2004 versus the fourth quarter 2003, unless otherwise specified.

Aerospace & Electronics

	Fourth Quarter		Change
(dollars in millions)	2004	2003
Sales	$138.8	$126.9	$11.9	9%
Operating Profit	$24.9	$33.4	$(8.5)	(25%)
Profit Margin	18.0%	26.3%

The fourth quarter 2004 sales increase of $11.9 million included $9.7 million of incremental sales from P.L. Porter, acquired in January 2004, and a $2.2 million increase in core business sales reflecting improved commercial OEM demand, partially offset by lower aftermarket demand and Electronics Group microwave and microelectronics shipments. Operating margins declined sharply, reflecting difficult comparisons to the prior year as a result of the unfavorable sales mix, increased investment in engineering for new products and platform awards in the Aerospace Group and lower shipments and margins in the Electronics Group.

Aerospace Group sales of $79.3 million increased $13.5 million, or 21%, from $65.8 million in the prior year. The primary drivers of the sales increase were $9.7 million of sales from the P.L. Porter acquisition and increased aircraft delivery rates to commercial OEMs, while sales to the aftermarket declined. Fourth quarter operating profit declined 16% compared with the prior year, reflecting unfavorable sales mix and higher engineering spending on new programs and platform awards.

Electronics Group sales of $59.6 million decreased $1.7 million compared with the prior year. Operating profit and margins were impacted by weak microwave and microelectronic orders and shipments, and continued disruption from the California plant closure. Operating profit of the Electronics Group declined 36%.

The Aerospace & Electronics Segment backlog was $341.5 million at December 31, 2004, compared with $355.6 million at September 30, 2004.

For 2005, management expects the segment to show a modest increase in sales and operating profit with margins remaining stable as compared with the full year 2004. Engineering expenses for program wins, declining prices to OEMs and slightly lower aftermarket demand will be offset by profit from retrofit opportunities and productivity improvements.

Engineered Materials

	Fourth Quarter		Change
(dollars in millions)	2004	2003
Sales	$62.9	$54.7	$8.2	15%
Operating Profit	$9.5	$10.2	($.7)	(7%)
Profit Margin	15.1%	18.6%

The fourth quarter 2004 sales increase of $8.2 million, or 15%, reflected continued strong demand for fiberglass-reinforced panels (“frp”) across all market segments, particularly transportation and building products. Operating profit was slightly lower, reflecting sharply higher material costs, especially resin and styrene, which were still not fully offset by price increases.

Management expects transportation market demand for frp to be stronger in 2005 than in 2004, but expects RV OEM demand to be slightly lower in 2005, following build rates in 2004 that were at the highest in 25 years. Price increases to customers implemented during the fourth quarter

2004 and the beginning of 2005 are expected to offset higher raw material costs in 2005. Management expects an increase in 2005 operating profit.

Merchandising Systems

	Fourth Quarter		Change
(dollars in millions)	2004	2003
Sales	$43.1	$37.4	$5.7	15%
Operating Profit	$2.0	$1.5	$.5	31%
Profit Margin	4.5%	4.0%

The sales increase of $5.7 million, or 15%, included a $4.1 million improvement in core business sales, reflecting improved demand for both vending machines in the U.S. and coin changing equipment in Europe, and $1.6 million of favorable foreign currency translation. Operating profit improvement reflected improved sales volumes and operating leverage, as well as benefits from cost reduction efforts, which offset higher new product development costs and higher raw material costs.

Management expects this business to see strengthening end market demand throughout 2005 and continued margin improvement.

Fluid Handling

	Fourth Quarter		Change
(dollars in millions)	2004	2003
Sales	$222.5	$192.9	$29.6	15%
Operating Profit	$12.7	$10.9	$1.8	16%
Profit Margin	5.7%	5.7%

The fourth quarter sales increase of $29.6 million, or 15%, included $14.9 million (8%) from core businesses, $9.9 million (5%) from favorable foreign currency translation and $4.8 million (2%) from incremental sales of the Hattersley brand acquired in January 2004. Operating profit improved 16% while profit margin remained flat compared with the prior year, as the benefits of higher volume and cost structure improvement were offset by higher raw material costs, not fully offset by price increases, and costs from supply chain disruptions.

Valve Group sales of $120.2 million increased $16.3 million, or 16%, from $104 million in the prior year. Excluding favorable foreign currency translation of $4.7 million, sales increased $11.6 million (11%) on increased demand from the strengthening chemical process industry which benefited the Company’s industrial valve businesses, while its commercial valve businesses continued to experience weak markets and competitive price challenges. Operating profit improved significantly to $5.1 million compared with break-even performance in the fourth quarter of 2003, resulting in profit margin of 4.2%. The profit improvement reflected increased sales volumes for industrial valves in certain markets, realization of benefits from certain price increases and reduced severance costs, partly offset by the impact of higher raw material costs, supply chain disruptions and losses in the marine valve business.

Crane Ltd. sales of $30.1 million increased $6.5 million, or 28%, mainly due to the Hattersley acquisition and favorable foreign exchange. Demand continued to be weak in the core commodity valve product line in the domestic U.K. market. Margins remain depressed, impacted by product availability issues and higher material costs.

Crane Pumps & Systems sales of $24.0 million increased $1.2 million, or 5%, evenly split between the effects of price increases and the success of its professional plumbing initiatives and new centrifugal pump products. Operating profit margin was 8.4%, down from 14.2% in the prior year principally due to costs incurred during the quarter of $.9 million to begin closure of the Salem, Ohio manufacturing facility and higher raw material costs.

Crane Supply sales of $36.6 million increased $6.7 million, or 22% from improved industrial maintenance, repair and overhaul business, commercial construction, petrochemical and mining industry demand across Canada; price increases to customers offset higher material costs. Operating profit margin remained approximately 9%.

Resistoflex-Industrial sales of $11.1 million increased $1.1 million, or 11%, on continued strengthening demand for maintenance, repair and overhaul (“MRO”) and small project business in North America and Asia, while demand in Europe remained weak. Operating profit increased significantly from a breakeven position in the prior year and profit margin was approximately 9%, as this business continues to leverage the volume improvement through its lower cost structure from prior plant consolidation.

The Fluid Handling Segment backlog was $183.2 million at December 31, 2004 compared with $176.7 million at September 30, 2004.

Management expects gradual improvement in certain Fluid Handling end markets throughout 2005, particularly in the chemical processing industry. It expects to more effectively leverage increased volumes for improved profit margin, realizing benefits from its multi-year efforts to rationalize manufacturing facilities, headcount and overall operating costs. The Company will continue to implement price increases during early 2005 to mitigate the adverse effect of higher raw material costs. Raw material costs are expected to stabilize and remain at year-end 2004 levels.

Controls

	Fourth Quarter		Change
(dollars in millions)	2004	2003
Sales	$18.5	$16.4	$2.1	13%
Operating Profit	$1.7	$2.0	($.3)	(15%)
Profit Margin	9.3%	12.3%

Sales improvements were attributable to increased demand for air suspension valves (“ASV”) and traditional valve products sold into the truck transportation market and for products sold into the oil and gas exploration and gas transmission markets. Operating profit was lower than the prior year due to higher severance costs and increased investment spending in new product development.

Management expects end markets to be stable in 2005.

Outlook for Full Year 2005 and First Quarter Guidance

Management is increasing its full year 2005 earnings per share guidance from the previously disclosed range of $2.05 to $2.15 to a revised guidance range of $2.10 to $2.25 reflecting lower anticipated interest expense in 2005, as a result of termination of its comprehensive asbestos settlement agreement. In addition, management expects earnings in the first quarter 2005 to be in the range of $0.35 to $0.45 per share, compared with $0.37 per share in the first quarter 2004.

Full year free cash flow (cash flow from operating activities of $175 million, before asbestos, less capital expenditures of $25 million) is expected to be approximately $150 million. Cash payments related to asbestos settlement and defense costs, and certain related fees and expenses, are estimated to be in the range of $50 million to $70 million during 2005, which will be offset to some degree by reimbursements from insurers and tax benefits.

Conference Call

Crane Co. has scheduled a conference call to discuss the fourth quarter’s financial results on Tuesday, January 25th, 2005 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of engineered industrial products. Crane Co. is traded on the New York Stock Exchange (NYSE:CR).

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

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